Exhibit 99.1

Bio-Path Holdings to Present Clinical Data at the 60th Annual American Society of Hematology Annual Meeting

HOUSTON—November 1, 2018 – Bio-Path Holdings, Inc., (NASDAQ: BPTH), a biotechnology company leveraging its proprietary DNAbilize® antisense RNAi nanoparticle technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced an upcoming poster presentation at the 2018 American Society of Hematology (ASH) Annual Meeting and Exposition, taking place from December 1-4, 2018 in San Diego, CA. In addition, ASH abstracts will appear in the November supplemental issue of Blood.

Dr. Maro Ohanian, Assistant Professor of the Department of Leukemia at The University of Texas M.D. Anderson Cancer Center, will present interim data from the ongoing Phase 2 trial of prexigebersen (BP1001), the Company’s lead drug candidate, for the treatment of acute myeloid leukemia. Co-author Dr. Ana Tari Ashizawa, Vice President of Research and Development at Bio-Path, will also be available at the poster presentation

Details for the presentation are as follows:

Date: Saturday, December 1, 2018

Presentation Time: 6:15 PM - 8:15 PM Pacific Time

Location: San Diego Convention Center, Hall GH

Session Name: 613. Acute Myeloid Leukemia: Clinical Studies: Poster I

Title: Interim Safety and Efficacy of Lower Intensity Induction Therapy with Intravenous Prexigebersen (BP1001) in Patients with Untreated Acute Myeloid Leukemia (AML)

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company developing DNAbilize®, a novel technology that has yielded a pipeline of RNAi nanoparticle drugs that can be administered with a simple intravenous transfusion. Bio-Path’s lead product candidate, prexigebersen (BP1001, targeting the Grb2 protein), is in a Phase 2 study for blood cancers and in preclinical studies for solid tumors. This is followed by BP1002, targeting the Bcl-2 protein, which the company anticipates entering into clinical studies where it will be evaluated in lymphoma and solid tumors.

For more information, please visit the Company's website at http://www.biopathholdings.com.

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Contact Information:

Investors

Will O’Connor

Stern Investor Relations, Inc.

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369